Zentalis Pharmaceuticals Reports Fourth Quarter and Full Year 2020 Financial Results and Operational Update
Initiated multiple early-stage clinical trials evaluating its oral SERD, ZN-c5, WEE1 inhibitor, ZN-c3 and BCL-2 inhibitor, ZN-d5
Announced strategic collaboration with Tempus to expand and strengthen the Company’s research and development capabilities

The Company’s majority-owned China joint venture, Zentera Therapeutics, submitted two Investigational New Drug (IND) applications in China ahead of schedule

Presenting clinical data from the Phase 1 monotherapy trial of ZN-c3 in a late-breaking session at the upcoming AACR 2021 Annual Meeting

NEW YORK and SAN DIEGO, March 25, 2021 – Zentalis Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers, today announced financial results for the fourth quarter and full year ended December 31, 2020 and highlighted recent corporate accomplishments.
“2020 was a pivotal year for Zentalis, marked by the advancement of our broad pipeline, multiple clinical and strategic collaborations, as well as successful public offerings,” commented Dr. Anthony Sun, Chairman and Chief Executive Officer of Zentalis. “With the initiation of numerous studies at the end of 2020, our internally discovered candidates are now being investigated in a combined total of seven ongoing clinical trials, further exploring their potential to address a range of cancers. We believe our collaborations with global innovators in the biopharmaceutical and technology industries provide us with the resources needed to evaluate the full potential of our differentiated product candidates in the clinic as both monotherapies and in combinations.”

Continued Dr. Sun, “Looking to the year ahead, we are strongly positioned to reach our upcoming milestones, starting with our late-breaker presentation discussing data from the Phase 1 portion of the Phase 1/2 monotherapy trial of ZN-c3 at AACR in April. This readout, along with results from our other ongoing trials investigating ZN-c5, ZN-d5 and ZN-e4, is expected to deliver important insights into our clinical and regulatory strategies as we advance our objective of bringing improved therapies to cancer patients in need.”

Program Highlights:
•Zentalis initiated patient dosing in three combination and monotherapy clinical trials, which included a Phase 1b combination trial with ZN-c5 and abemaciclib (marketed as Verzenio® by Eli Lilly) in ER+/HER2- advanced breast cancer, a Phase 1 combination dose escalation trial with ZN-c3 and chemotherapy in advanced ovarian cancer and a Phase 1 trial with ZN-d5 in acute myeloid leukemia and Non-Hodgkin’s lymphoma. Each trial will assess the safety, tolerability and pharmacokinetics of the respective candidate.

•In February 2021, Zentalis entered into a strategic collaboration with Tempus to leverage its patient-derived organoid biological modeling platform to aid Zentalis in discovering and developing novel oncology therapies. The collaboration will initially aim to validate Zentalis’ WEE1 inhibitor, ZN-c3, and its DNA damage response pathway in genetically distinct patient populations.

•Three abstracts, including a late-breaker oral presentation on ZN-c3, were accepted for presentation at the upcoming American Association for Cancer Research (AACR) Annual Meeting 2021. Zentalis expects to report clinical data from the Phase 1 portion of its Phase 1/2 monotherapy trial of ZN-c3 in advanced solid tumors.

•Zentera Therapeutics, Zentalis’ majority-owned joint venture, submitted two IND applications in China for ZN-c5 and ZN-c3 in December 2020 and February 2021, respectively. A third IND application for ZN-d5 is expected to be submitted in 2021.

Corporate Highlights:
•In February 2021, the Company appointed Enoch Kariuki, Pharm. D., to the Board of Directors. Dr. Kariuki most recently served as Chief Financial Officer at VelosBio and has over a decade of experience in life sciences investment banking, strategic advising and business development.

Fourth Quarter and Full Year 2020 Financial Results
•Cash and Marketable Securities Position: As of December 31, 2020, Zentalis had cash, cash equivalents and marketable securities of $338.5 million. Zentalis expects that its existing cash, cash equivalents and marketable securities, which includes the net proceeds of approximately $155.2 million from the August 2020 follow-on offering, will enable the Company to fund its operating expenses and capital expenditure requirements into 2023.

•Research and Development Expenses: Research and development expenses were $29.5 million in the fourth quarter of 2020, compared to $11.9 million for the same period in 2019. This increase of $17.6 million was primarily due to increases in external research and development expenses related to our lead product candidates, as we advanced our Phase 1/2 clinical trials investigating ZN-c5, ZN-c3 and ZN-d5 in 2020. In addition, in 2020 we conducted additional preclinical studies, incurred additional manufacturing costs, and incurred increased costs for study and lab materials. Unallocated research and development expenses increased by $10.2 million primarily due to $5.3 million of additional employee related costs, of which $2.6 million was driven by non-cash stock-based compensation from incentive grants and increased headcount to support our platform development, $1.6 million of facilities and other allocated overhead expenses, $3.0 million of consulting, supplies and outside services, and decreased federal grant reimbursements of $0.3 million.

Research and development expenses for the full year were $84.9 million, compared with $38.4 million in 2019.

•General and Administrative Expenses: General and administrative expenses for the fourth quarter were $10.7 million, compared to $3.0 million for the same period in 2019. This increase of $7.7 million was primarily attributable to an increase of $7.3 million in employee-related costs, of which $5.1 million was driven by non-cash stock-based compensation from incentive grants issued during the year and increased headcount to support our growth. The remaining increase in spend was primarily driven by professional service fees for legal services of $0.6 million, consulting and other outside services of $0.7 million, and insurance costs of $0.6 million, which were offset by allocated overhead expenses.

General and administrative expenses for the full year were $33.9 million, compared with $8.5 million in 2019.

•Net Loss: The Company's net loss for the fourth quarter of 2020 was $40.4 million, compared to a net loss of $14.5 million for the same period in 2019.

The Company's net loss for the full year 2020 was $118.5 million, compared to a net loss of $46.4 million for the same period in 2019.

•Impact from COVID-19 Pandemic: Though the impact of the COVID-19 pandemic to our business and operating results presents additional uncertainty and cannot be predicted with confidence, we continue to use the best information available to inform our critical accounting estimates.

About Zentalis Pharmaceuticals
Zentalis Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers. The Company is developing a broad pipeline of potentially best-in-class oncology candidates, all internally discovered, which include ZN-c5, an oral selective estrogen receptor degrader (SERD) for ER+/HER2- breast cancer, ZN-c3, a WEE1 inhibitor for advanced solid tumors, ZN-d5, a BCL-2 inhibitor for hematologic malignancies, and ZN-e4, an EGFR inhibitor for non-small cell lung carcinoma (NSCLC). Zentalis has licensed ZN-c5, ZN-c3 and ZN-d5 to its majority-owned joint venture, Zentera Therapeutics, to develop and commercialize these candidates in China. Zentalis has operations in both New York and San Diego.
For more information, please visit www.zentalis.com. Follow Zentalis on Twitter at @ZentalisP and on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the development, potential, safety, efficacy, and regulatory and clinical progress of our product candidates in the Unites States and globally, plans and timing for the initiation of and the release of data from our clinical trials and our ability to meet other key milestones, activities in connection with our collaboration with Tempus, the anticipated impact of the COVID-19 pandemic on our business and operating results, our participation in upcoming events and presentations, and the sufficiency of our cash and cash equivalents. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the COVID-19 pandemic has adversely impacted and may continue to adversely impact our business, including our preclinical studies and clinical trials; our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of our lead product candidate; failure to identify additional product candidates and develop or commercialize marketable products; the early stage of our development efforts; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; failure to obtain U.S. or international marketing approval; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel; and significant costs as a result of operating as a public company. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

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Investor Contact:
Thomas Hoffmann
Solebury Trout
1.646.378.2931
thoffmann@soleburytrout.com

Media Contact:
Julia Deutsch
Solebury Trout

1.646.378.2967
jdeutsch@soleburytrout.com

Zentalis Pharmaceuticals, Inc. (Successor to Zentalis Pharmaceuticals, LLC)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per unit and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Operating Expenses
Research and development	$29,521	$11,869	$84,901	$38,386
General and administrative	10,724	3,036	33,886	8,459
Total operating expenses	40,245	14,905	118,787	46,845
Operating loss	(40,245)	(14,905)	(118,787)	(46,845)
Other Income (Expense)
Investment and other income (expense), net	315	359	683	482
Net loss before income taxes	(39,930)	(14,546)	(118,104)	(46,363)
Income tax expense	426	—	444	15
Net loss	(40,356)	(14,546)	(118,548)	(46,378)
Net loss attributable to noncontrolling interests	(53)	(40)	(707)	(715)
Net loss attributable to Zentalis	$(40,303)	$(14,506)	$(117,841)	$(45,663)
Net loss per common share outstanding, basic and diluted	$(1.01)	$—	$(4.19)	$—
Net loss per Class A common unit outstanding, basic and diluted	$—	$(2.59)	$—	$(8.16)
Common shares/units used in computing net loss per share/Class A common unit, basic and diluted	39,936	5,601	28,113	5,597

Zentalis Pharmaceuticals, Inc. (Successor to Zentalis Pharmaceuticals, LLC)
Selected Condensed Consolidated Balance Sheet Data
(Unaudited)
(In thousands)

	December 31,
	2020	2019
Cash, cash equivalents and marketable securities	$338,505	$67,246
Working capital (1)	316,503	53,994
Total assets	365,555	87,481
Total liabilities	32,178	19,060
Convertible preferred units	—	141,706
Total Zentalis equity (deficit)	333,377	(73,285)

(1) The Company defines working capital as current assets less current liabilities.